Exhibit 5.1



                                            October 31, 1996


Environment One Corporation
2773 Balltown Road
Schenectady, New York  12309

Gentlemen:

                  We have acted as counsel to Environment One Corporation, a New York Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed on this date with the United States Securities and Exchange Commission with respect to the Deferred Compensation Plan for Certain Executive Employees of Environment One Corporation (the "Plan").

                  In rendering this opinion, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of such corporate records of the Company, communications or certifications of public officials, communications with or certificates of officers, directors and representatives of the Company, and such other documents as we have deemed necessary to the issuance of the opinion set forth herein. In making this examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

                  Based upon the foregoing, it is our opinion that the shares of the Company's Common Stock, par value $0.10 per share registered pursuant to the Registration Statement and offered by the Company pursuant to the Plan will be, assuming that such shares are validly authorized at the time of issuance and assuming that no change occurs in the applicable law or pertinent facts, when paid for in full by the participant and issued in accordance with the Plan, legally issued, fully paid and non-assessable.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Bond, Schoeneck & King, LLP